Exhibit 99.1

Spectrum Brands Reports Fourth Quarter 2008 Financial Results

ATLANTA--(BUSINESS WIRE)--November 11, 2008--Spectrum Brands, Inc. (NYSE: SPC) (the “Company”) announced today fourth quarter net sales of $706.5 million and a net loss of $9.68 per share for the quarter ended September 30, 2008. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated adjusted diluted earnings per share of $0.06, a non-GAAP number. These excluded items, net of tax, include:

  Non-cash goodwill and trade names impairment charges of $459.9 million, or $8.72 per share, in accordance with SFAS 142, primarily related to the recent decline in the Company’s stock price and the fair value of its debt securities;
  Net tax adjustments of $31.0 million, or $0.59 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;
  Restructuring and related charges of $6.2 million, or $0.12 per share, primarily associated with the Company’s strategy to exit Ningbo Baowang, a battery manufacturing facility in China, and company-wide cost reduction initiatives;
  Sale termination fees of $2.2 million, or $0.04 per share, incurred in connection with the proposed sale of the Company’s Global Pet Supplies business, which the parties later mutually agreed to terminate;
  $0.34 per share to adjust for the difference between using a basic share count of 50.9 million average shares outstanding in order to calculate GAAP basic earnings per share and using a fully-diluted share count of 52.8 million average shares outstanding to calculate adjusted diluted earnings per share. GAAP requires the use of the basic share count in the event of a net loss; and
  Other items netting to a benefit of $3.5 million, or $0.07 per share

During the fourth quarter of fiscal year 2007, the Company reported a net loss per fully diluted share of $6.60. Excluding goodwill and intangibles impairments of $1.78, restructuring and related charges of $0.53, $0.80 of income from the Canadian division of the Home & Garden Business segment that had been recorded in Discontinued Operations in 2007, an adjustment of $3.51 to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items, an add back of $0.04 per share for depreciation and amortization that would have been recorded if the Home & Garden Business segment had been in continuing operations, and other non-cash adjustments of $0.13 per share, the fourth quarter 2007 adjusted earnings per fully diluted share was $0.11.

Led by market share gains and expanded distribution in the battery and personal care categories, the Company’s fourth quarter net sales of $706.5 million represented a 7.2 percent increase over the prior year, after excluding the Canadian division of the Home & Garden Business segment, which the Company sold in November 2007. Favorable foreign currency exchanges contributed $17.6 million.

“I’m pleased with the strong top line results we reported for the quarter, including sales growth in all three business segments,” said Kent Hussey, CEO of Spectrum Brands. “During these tough economic times, as consumers are increasingly searching for ways to save money, our products’ value positioning is proving to be a winning strategy for us. We are gaining share in many product segments, and the combination of exciting new products, our traditional value positioning and a more cautious consumer are all working to our advantage.”

Consolidated adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, was $84.8 million as compared with $93.3 million in the fourth quarter of the prior year, a 9 percent decline. The largest decline came from the Company’s growing products within the Home & Garden Business segment, a product category which the Company intends to exit.

Gross profit and gross margin for the quarter were $254.9 million and 36.1 percent, respectively, versus $237.7 million and 36.1 percent for the same period last year.

The Company generated a fourth quarter operating loss from continuing operations of $495.1 million versus an operating loss of $113.6 million in the same period last year. The primary reasons for the decline were $550.4 million in goodwill and trade names impairments during the fourth quarter of fiscal year 2008 versus $148.4 million in the same period last year.

Company Plans Shut Down of its Growing Products business; Decision expected to result in improved Working Capital Outlook

As the Company has previously noted, a sluggish housing market, tight inventories at retailers, low levels of foot traffic and unprecedented commodity cost increases caused its growing products business to be a drag on the profitability of its Home & Garden Business segment as well as its consolidated results for fiscal year 2008. In spite of intense efforts over the past year to restore profitability by raising prices and introducing higher margin, value-added products, the margins and return on invested capital on what have been essentially private label products are not at minimally acceptable levels. Two of the key components in the production of growing products, DAP and potash remain at historically high levels. And, more importantly, the level of volatility and therefore, unpredictability, in these input costs coupled with the extremely seasonal nature of this business and its significant working capital demands has created a level of risk that the management team and Board has deemed unacceptable. As a result, and consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio, subsequent to the end of fiscal year 2008 the Company’s Board of Directors approved the shutdown of the growing products portion of its Home & Garden Business segment, which includes fertilizers, enriched soils, mulch and grass seed. This decision was made only after attempts by the Company to sell this segment, in whole or in part, were unsuccessful. The Company believes these attempts were unsuccessful due to the current credit market environment.

As a result of this shutdown, which is expected to be completed by January 31, 2009, the Company currently expects net annualized savings in the range of $15 million to $20 million. In addition, this decision is expected to improve the Company’s working capital position by eliminating approximately $90 to $100 million of investment in working capital during the growing products’ peak season. Once the shutdown of the growing products business is complete, the new peak to trough working capital needs of the remaining controls business is expected to be approximately $50 to $60 million annually.

The Company currently expects to record charges of $60 to $75 million during fiscal 2009 related to its decision to exit the growing products business, of which $30 to $35 million are expected to be cash charges. During the first quarter, consistent with the normal seasonality of this business, the Company anticipates recording an operating loss for its growing products.

The Company intends to retain the remaining businesses within its Home & Garden Business segment, which include indoor and outdoor insecticides, pesticides, herbicides and personal repellents, collectively, the Company’s “Controls” products.

“We remain committed to our controls businesses,” stated Hussey. “These products generated over $300 million in revenues during fiscal 2008. In addition, these products are characterized by high gross margins, less seasonality and therefore a lower peak working capital investment than the growing products business. We market our value positioned controls products under national brands such as Spectracide®, Hot Shot®, Cutter® and Repel®.”

Fourth Quarter Segment Results

The Global Batteries and Personal Care segment reported net sales of $423.6 million compared with $400.4 million for the same period reported last year, an increase of 5.8 percent. Favorable foreign exchange benefited sales by $14.7 million with the remainder of the variance resulting from gains in market share in batteries, particularly in North America, and strong growth in sales of personal care products. Global battery sales, which benefited from favorable foreign exchange, were up 5.9 percent compared with the same period last year, primarily due to double digit top line growth in North American alkaline batteries. North American battery sales were up 20.0 percent for the quarter from the same period last year as the Company gained market share and expanded its distribution. European battery sales declined 1.3 percent from the same period last year primarily due to the Company’s decision to exit some low margin, private label accounts and a tough comparative period in alkaline products, which experienced a strong sell-in during the fourth quarter of fiscal 2007. Latin American battery sales were down 1.1 percent for the fourth quarter where nearly 40 percent growth in alkaline was offset by a decrease in zinc carbon batteries as consumers in this region switch to the better performing alkaline products. Global sales of Remington branded products increased 3.0 percent during the quarter from the same period last year with 15.3 percent growth in its hair care products, partially offset by a 6 percent decline in shaving and grooming products as the Company transitioned to its new rotary shaving models. This transition is now complete and the Company believes that it has positioned the Company’s North American shaving and grooming products for a more robust holiday season versus last year.

The Global Batteries and Personal Care segment reported its seventh straight quarter of adjusted EBITDA year-over-year improvement, coming in at $63.1 million for the quarter. Segment profitability for this segment was $57.9 million for the quarter, up 6.0 percent over last year’s level.

Global Pet Supplies net sales were $159.2 million, a 7.7 percent increase compared with the prior year. Companion animal product net sales grew 15.7 percent, while global aquatics net sales increased 3.6 percent from the prior year. North American companion animal sales were up 13.6 percent from the same period last year, and for the first time in 5 quarters, North American aquatics also experienced positive sales growth of 0.8 percent, which indicates a stabilization in the North American aquatics market following the anniversary of the removal of live fish from certain stores of a major retailer. Total Pet sales in Europe and the Pacific Rim were up 11.9 percent and 6.8 percent, respectively, as a result of continued growth in aquatics in both regions, positive trends in Eastern Europe and the launch of companion animal in Europe, which is gaining traction.

Adjusted EBITDA for the Global Pet Supplies segment was $26.8 million for the quarter compared to $27.3 million last year, down 1.8 percent. Segment profitability for Global Pet Supplies for the quarter was $20.1 million. Segment profitability for the Global Pet Supplies segment was $21.9 million for the fourth quarter of fiscal 2007. Looking ahead, the Company has selectively increased prices to recover cost increases experienced during fiscal year 2008 and has restructuring initiatives underway to reduce costs in this segment.

Spectrum’s Home & Garden Business segment’s net sales were $123.7 million compared with $111.0 million in the same period last year. Revenues from the Company’s growing products were $39.8 million for the quarter as compared with $32.7 million in the same period last year. The Company’s controls products recorded revenue of $84.0 million for the quarter, up from $78.2 million for the same period last year.

Adjusted EBITDA for the Home & Garden Business segment was $5.2 million during the quarter compared with $6.1 million during the same period last year as growing products reported a loss in Adjusted EBITDA for the quarter of $11.9 million more than offset by positive Adjusted EBITDA of $17.1 million from the Company’s controls products. Segment profitability for the Home & Garden Business segment was $1.8 million for the quarter as compared with $6.2 million for the same period last year.

Corporate expenses were $15.4 million for the quarter, which included $3.4 million in professional fees associated with the terminated business unit sales process as compared with $8.2 million in corporate expenses, which included a $2.3 million curtailment gain related to the termination of a post retirement benefit plan, during the fourth quarter of last year.

Interest expense was $56.5 million compared to $64.3 million in the same period last year.

Tax benefit recorded during the quarter was $60.1 million versus a tax expense of $119.8 million in the same period last year. This benefit is primarily due to the tax benefit recorded related to the goodwill and trade name impairment charges recorded during the quarter. In addition, similar to the first three quarters of 2008, the Company recorded an expense in the quarter to increase its valuation allowance against its U.S. federal net deferred tax asset to reserve for the possibility that the net deferred tax asset will not be realized. The result of not recording a tax benefit in the U.S. combined with recording a tax provision on taxable income generated by foreign subsidiaries results in a higher effective tax rate.

Fiscal Year 2008 Results

For the year ended September 30, 2008, the Company reported net sales of $2,688 million and a net loss of $18.29 per share. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated adjusted diluted loss per share of $0.39, a non-GAAP number. These excluded items, net of tax, include:

  Non-cash goodwill and trade names impairment charges of $721.9 million, or $14.18 per share, in accordance with SFAS 142 and SFAS 144, primarily related to the recent decline in the Company’s market capitalization and the fair value of its debt securities;
  Net tax adjustments of $158.4 million, or $3.11 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;
  Restructuring and related charges of $27.2 million, or $0.53 per share, primarily associated with the Company’s strategy to exit Ningbo Baowang, a battery manufacturing facility in China, and company-wide cost reduction initiatives;
  A catch up in depreciation and amortization related to the re-classification of the Home & Garden Business segment into continuing operations of $8.5 million or $0.17 per share;
  Sale termination fees of $6.1 million, or $0.12 per share, incurred in connection with the previously proposed sale of the Company’s Global Pet Supplies business. This transaction was terminated by the mutual agreement of the parties prior to consummation; and

  Other items netting to a benefit of $10.5 million, or $0.21 per share

Webcast Information

Spectrum Brands will hold a conference call at 4:30 p.m. EST on November 11, 2008 to further discuss its fourth quarter results. The call will be accessible via webcast through the Company’s website, www.spectrumbrands.com, and will be archived online until November 25, 2008.

Non-GAAP Measurements

Within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, Table 4, “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Income (Loss) from Continuing Operations to adjusted EBITDA for the fourth quarter and full year of fiscal 2008 and the fourth quarter and full year of fiscal 2007 on a consolidated basis and for each of the Company’s business segments and Table 5 “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA – Home & Garden Business,” for a reconciliation of GAAP Income (Loss) from Continuing Operations to adjusted EBITDA for the fourth quarter of fiscal 2008 and the full year fiscal 2008 on a consolidated basis and for each of the Company’s Home & Garden business units. In addition, the Company has posted reconciliations of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA for each other quarter since the start of the Company’s fiscal 2007 on its website at www.spectrumbrands.com. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Varta®, Remington®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2008 net sales of $2.7 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) unfavorable developments in the global credit markets, (4) the impact of overall economic conditions on consumer spending, (5) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (6) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (7) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting and restructuring initiatives, including successfully exiting the growing products business without materially impacting the Company’s other businesses, (8) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per Share

Table 4 - Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA (Quarterly and Annually)

Table 5 – Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA - Home & Garden Business (Quarterly and Annually)

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2008 and September 30, 2007
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS			TWELVE MONTHS
	F2008	F2007	INC(DEC) %	F2008	F2007	INC(DEC) %

Net sales	$706.5	$659.2	7.2%	$2,688.0	$2,564.7	4.8%
Cost of goods sold	449.4	406.9		1,702.9	1,599.7
Restructuring and related charges	2.2	14.6		16.5	31.3
Gross profit	254.9	237.7	7.2%	968.6	933.7	3.7%

Selling	134.4	131.0		566.3	559.7
General and administrative	51.8	41.1		198.7	163.6
Research and development	6.6	5.8		25.6	26.8
Restructuring and related charges	6.8	25.0		22.8	66.7
Goodwill and intangibles impairment	550.4	148.4		866.9	362.4

Total operating expenses	750.0	351.3		1,680.3	1,179.2

Operating loss	(495.1)	(113.6)		(711.7)	(245.5)

Interest expense	56.5	64.3		229.0	255.8
Other (income) expense, net	1.1	(4.8)		1.2	(0.3)

Loss from continuing operations before income taxes	(552.7)	(173.1)		(941.9)	(501.0)

Income tax (benefit) expense	(60.1)	119.8		(11.6)	55.8

Loss from continuing operations	(492.6)	(292.9)		(930.3)	(556.8)

Loss from discontinued operations, net of tax (a)	-	(40.1)		(1.3)	(40.0)

Net loss	$(492.6)	$(333.0)		$(931.6)	$(596.8)

Average shares outstanding (b)	50.9	50.4		50.9	50.9

Loss from continuing operations	$(9.68)	$(5.80)		$(18.27)	$(10.93)
Loss from discontinued operations	-	(0.80)		(0.02)	(0.79)
Basic loss per share	$(9.68)	$(6.60)		$(18.29)	$(11.72)

Average shares and common stock equivalents outstanding (b) (c)	50.9	50.4		50.9	50.9

Loss from continuing operations	$(9.68)	$(5.80)		$(18.27)	$(10.93)
Loss from discontinued operations	-	(0.80)		(0.02)	(0.79)
Diluted loss per share	$(9.68)	$(6.60)		$(18.29)	$(11.72)

(a) Reflects the loss from discontinued operations, net of tax, of the Canadian Home & Garden business, discontinued effective October 1, 2006. Included in the loss from discontinued operations for the twelve months ended September 30, 2008 is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business has been excluded from continuing operations for all periods presented.

(b) Per share figures calculated prior to rounding.

(c) For the three and twelve months ended September 30, 2008 and September 30, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three and twelve months ended September 30, 2008 and September 30, 2007
(Unaudited)
($ in millions)

Supplemental Financial Data	F2008	F2007
Cash	$104.8	$69.9

Trade receivables, net	$353.9	$352.9
Days Sales Outstanding (a)	41	43

Inventory, net	$383.3	$396.3
Inventory Turnover (b)	4.4	4.0

Total Debt	$2,523.4	$2,460.4

	THREE MONTHS		TWELVE MONTHS
Supplemental Cash Flow Data	F2008	F2007	F2008	F2007
Depreciation and amortization, excluding amortization of debt
issuance costs	$21.8	$16.7	$90.9	$77.4

Capital expenditures	$6.4	$3.8	$21.6	$24.3

	THREE MONTHS		TWELVE MONTHS
Supplemental Segment Sales & Profitability	F2008	F2007	F2008	F2007

Net Sales
Global Batteries & Personal Care	$423.6	$400.4	$1,493.7	$1,431.5
Global Pet Supplies	159.2	147.8	598.6	563.0
Home & Garden	123.7	111.0	595.7	570.2
Total net sales	$706.5	$659.2	$2,688.0	$2,564.7

Segment Profit
Global Batteries & Personal Care	$57.9	$54.5	$162.9	$143.9
Global Pet Supplies	20.1	21.9	68.9	71.0
Home & Garden	1.8	6.2	8.0	47.0
Total segment profit	79.8	82.6	239.8	261.9

Corporate	15.4	8.2	45.3	47.0
Restructuring and related charges	9.1	39.6	39.3	98.0
Goodwill and intangibles impairment	550.4	148.4	866.9	362.4
Interest expense	56.5	64.3	229.0	255.8
Other (income) expense, net	1.1	(4.8)	1.2	(0.3)

Loss from continuing operations before income taxes	$(552.7)	$(173.1)	$(941.9)	$(501.0)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding Restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and twelve months ended September 30, 2008 and September 30, 2007
(Unaudited)

	THREE MONTHS				TWELVE MONTHS
	F2008		F2007		F2008		F2007
Diluted loss per share, as reported	$(9.68)		$(6.60)		$(18.29)		$(11.72)

Adjustments, net of tax:
Restructuring and related charges	0.12	(a)	0.53	(b)	0.53	(c)	1.55	(d)
Goodwill and Intangibles Impairment	8.72	(e)	1.78	(f)	14.18	(g)	6.36	(h)
Depreciation and Amortization - U.S. Home and Garden	-		(0.04)	(i)	0.17	(i)	(0.17)	(i)
Transaction costs	0.04	(j)	-		0.12	(k)	0.04	(l)
Re-financing costs	-		-		-		0.41	(m)
Discontinued operations	-		0.80	(n)	0.02	(n)	0.79	(n)
Income taxes	0.59	(o)	3.51	(p)	3.11	(o)	2.56	(p)
Other adjustments	0.27	(q)	0.13	(r)	(0.23)	(s)	(0.15)	(t)
	9.74		6.71		17.90		11.39

Diluted earnings (loss) per share, as adjusted	$0.06		$0.11		$(0.39)		$(0.33)

Note: Per share figures calculated prior to rounding.

(a)  For the three months ended September 30, 2008, reflects $6.2 million, net of tax, of Restructuring and related charges as follows: $2.0 million for the Ningbo exit strategy, $0.6 million for the integration of United and Tetra and $3.6 million for the Global restructuring announced January 10, 2007.

(b)  For the three months ended September 30, 2007, reflects $27.4 million, net of tax, of Restructuring and related charges as follows: (i) $7.4 million for the integration of United and Tetra; (ii) $7.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $12.4 million for the Global restructuring announced January 10, 2007.

(c)  For the twelve months ended September 30, 2008, reflects $27.2 million, net of tax, of Restructuring and related charges as follows: $11.3 million for the Ningbo exit strategy, $2.1 million for the integration of United and Tetra and $13.8 million for the Global restructuring announced January 10, 2007.

(d) For the twelve months ended September 30, 2007, reflects $78.7 million, net of tax, of Restructuring and related charges as follows: (i) $21.8 million for the integration of United and Tetra; (ii) $14.3 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $35.2 million for the Global restructuring announced January 10, 2007.

(e) For the three months ended September 30, 2008, reflects an impairment charge of $459.9 million, net of tax, of goodwill and trade names as follows: $28.9 million of trade names and $31.1 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $68.2 million of trade names and $270.8 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" and $60.9 million of tradenames within our Global Battery and Personal Care business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(f) For the three months ended September 30, 2007, reflects an impairment charge of $92.8 million, net of tax, of goodwill and trade names as follows: $77.6 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $0.6 million of trade names of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" and $14.6 million of tradenames within our Global Battery & Personal Care business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(g) For the twelve months ended September 30, 2008, reflects an impairment charge of $721.9 million, net of tax, of goodwill and trade names as follows: $50.9 million of trade names and $100.0 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $154.9 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets;" $68.2 million of tradenames and $270.8 million of goodwill within our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $60.9 million of tradenames within our Global Battery & Personal Care business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" and $16.2 million of goodwill of our Global Battery & Personal Care business as a result of the Ningbo exit strategy in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(h) For the twelve months ended September 30, 2007, reflects an impairment charge of $323.8 million, net of tax, of goodwill and trade names as follows: $110.8 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;"$0.9 million of trade names of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" and $20.9 million of tradenames and $191.2 million of goodwill within our Global Battery & Personal Care business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(i) Effective December 31, 2007, the Company discontinued the active marketing of the Home and Garden business for sale and, accordingly, reclassified the Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations.  Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment reflects the impact of depreciation and amortization expense as if the Home & Garden business was designated as a continuing operation for all periods presented.

(j) For the three months ended September 30, 2008 general and administrative expenses include $2.2 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies and Home & Garden businesses.

(k) For the twelve months ended September 30, 2008 general and administrative expenses include $6.1 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies and Home & Garden businesses.

(l) For the twelve months ended September 30, 2007 general and administrative expenses include $2.3 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Home & Garden business.

(m) For the twelve months ended September 30, 2007, reflects $21.1 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $14.3 million write-off of deferred financing fees associated with the then existing Senior term debt and the $350 8½% Senior subordinated notes; (ii) $6.8 million pre-payment penalty associated with the then existing Senior term debt.

(n) For the three months ended September 30, 2007, reflects income from discontinued operations, net of tax of $40.1 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006.  For the twelve months ended September 30, 2008, reflects the loss on discontinued operations, net of tax of $1.2 million of the Company's Canadian Home & Garden business sold on November 1, 2007.  Such loss includes a loss on disposal of $1.2 million, net of tax benefit.  For the twelve months ended September 30, 2007, reflects income from discontinued operations, net of tax of $40.0 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006.

(o) For the three and twelve months ended September 30, 2008, reflects $31.0 million and $158.4 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(p) For the three and twelve months ended September 30, 2007, reflects $182.7 million and $130.3 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(q) For the three months ended September 30, 2008, general and administrative expenses include a net of tax benefit of $2.3 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended September 30, 2008, interest expense includes a net of tax benefit of $1.2 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.   Lastly, Diluted earnings per share, as reported for the three months ended September 30, 2008 is calculated using average basic shares outstanding of 50.9 million as the use of average diluted shares outstanding would be antidilutive.  However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended September 30, 2008 are calculated using average diluted shares outstanding of 52.8 million.

(r) For the three months ended September 30, 2007, general and administrative expenses include a net of tax benefit of $1.8 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended September 30, 2007, interest expense includes a net of tax benefit of $0.5 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.   Lastly, Diluted earnings per share, as reported for the three months ended September 30, 2007 is calculated using average basic shares outstanding of 50.4 million as the use of average diluted shares outstanding would be antidilutive.  However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended September 30, 2008 are calculated using average diluted shares outstanding of 52.0 million.

(s)   For the twelve months ended September 30, 2008, general and administrative expenses include a net of tax benefit of $7.8 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended September 30, 2008, interest expense includes a net of tax benefit of $3.9 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(t)   For the twelve months ended September 30, 2007, general and administrative expenses include a net of tax benefit of $5.7 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended September 30, 2007, interest expense includes a net of tax benefit of $1.9 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended September 30, 2007
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	CORP	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$5.4	$14.8	$(121.0)	$(8.2)	$(184.1)	$(292.9)

Income tax expense - continuing operations	-	-	-	-	119.8	119.8
Interest expense	-	-	-	-	64.3	64.3
Goodwill and intangibles impairment	23.4	1.0	124.0	-	-	148.4
Restructuring and related charges	27.3	5.8	3.1	3.5	-	39.6
Restricted Stock Amortization/Restructuring (b)	-	-	-	(0.2)	-	(0.2)
Brazilian IPI Credit	(2.4)	-	-	-	-	(2.4)

Adjusted EBIT	53.7	21.6	6.1	(4.9)	-	76.6
Depreciation and Amortization	7.5	5.7	-	3.5	-	16.7

Adjusted EBITDA	$61.2	$27.3	$6.1	$(1.4)	$-	$93.3

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in Restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the twelve months ended September 30, 2007
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	CORP	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$(146.2)	$46.8	$(88.0)	$(57.7)	$(311.6)	$(556.8)

Income tax expense - continuing operations	-	-	-		55.8	55.8
Interest expense	-	-	-		255.8	255.8
Goodwill and intangibles impairment	237.4	1.0	124.0	-	-	362.4
Restructuring and related charges	48.5	22.4	7.0	20.1	-	98.0
Restricted Stock Amortization/Restructuring (b)	-	-	-	(9.9)	-	(9.9)
Transaction costs	-	-	3.9	-	-	3.9
Brazilian IPI Credit	(8.7)	-	-	-	-	(8.7)

Adjusted EBIT	131.0	70.2	46.9	(47.5)	-	200.6
Depreciation and Amortization	33.7	22.3	-	21.4	-	77.4

Adjusted EBITDA	$164.7	$92.5	$46.9	$(26.1)	$-	$278.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in Restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended September 30, 2008
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	CORP	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$(33.8)	$(349.5)	$(95.2)	$(17.8)	$3.9	$(492.6)

Income tax benefit - continuing operations	-	-	-		(60.1)	(60.1)
Interest expense	-	-	-		56.5	56.5
Goodwill and intangibles impairment	85.7	368.7	96.0	-	-	550.4
Restructuring and related charges	6.0	1.6	0.9	0.6	-	9.1
Restricted Stock Amortization/Restructuring (b)	-	-	-	-	(0.3)	(0.3)
Brazilian IPI Credit	(3.6)	-	-	-	-	(3.6)
Transaction costs	-	-	-	3.4	-	3.4

Adjusted EBIT	54.3	20.8	1.7	(13.8)	-	63.0
Depreciation and Amortization	8.8	6.0	3.5	3.5	-	21.8

Adjusted EBITDA	$63.1	$26.8	$5.2	$(10.3)	$-	$84.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in Restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the twelve months ended September 30, 2008
(Unaudited)
($ in millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	CORP	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$34.5	$(457.1)	$(237.4)	$(52.9)	$(217.4)	$(930.3)

Income tax benefit - continuing operations	-	-	-		(11.6)	(11.6)
Interest expense	-	-	-		229.0	229.0
Goodwill and intangibles impairment	101.9	523.6	241.4	-	-	866.9
Restructuring and related charges	28.2	2.7	4.1	4.4	-	39.3
Restricted Stock Amortization/Restructuring (b)	-	-	-	(0.4)	-	(0.4)
Brazilian IPI Credit	(11.9)	-	-	-	-	(11.9)
Transaction costs	-	-	1.5	7.9	-	9.4

Adjusted EBIT	152.7	69.2	9.6	(41.0)	-	190.4
Depreciation and Amortization	32.5	22.9	27.5	8.0	-	90.9

Adjusted EBITDA	$185.2	$92.1	$37.1	$(33.0)	$-	$281.3

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in Restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 5
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA - Home & Garden Business
for the three months ended September 30, 2008
(Unaudited)
($ in millions)

	Control Products	Growing Products	Home & Garden

Loss from continuing operations, net of tax	$(74.8)	$(20.4)	$(95.2)

Goodwill and intangibles impairment	89.1	6.9	96.0
Restructuring and related charges	0.4	0.5	0.9

Adjusted EBIT	14.7	(13.0)	1.7
Depreciation and Amortization	2.4	1.1	3.5

Adjusted EBITDA	$17.1	$(11.9)	$5.2

Note: Amounts calculated prior to rounding

Table 5
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA - Home & Garden Business
for the twelve months ended September 30, 2008
(Unaudited)
($ in millions)

	Control Products	Growing Products	Home & Garden

Loss from continuing operations, net of tax	$(206.5)	$(30.9)	$(237.4)

Goodwill and intangibles impairment	233.7	7.7	241.4
Restructuring and Related charges	2.0	2.1	4.1
Transaction costs	-	1.5	1.5

Adjusted EBIT	29.2	(19.6)	9.6
Depreciation and Amortization	19.2	8.3	27.5

Adjusted EBITDA	$48.4	$(11.3)	$37.1

Note: Amounts calculated prior to rounding

CONTACT:
Spectrum Brands
Investor Contact:
Carey Phelps, 770-829-6208
DVP Investor Relations
or
Sard Verbinnen & Co for Spectrum Brands
Media Contact:
Kara Findlay, 212-687-8080
or
Matt Benson, 415-618-8750